Exhibit 20

FOR IMMEDIATE RELEASE

Summary	MERCANTILE BANKSHARES CORP. CORRECTS MISLEADING FIRST CALL NOTE

March 12, 2003

Baltimore, Maryland

Earlier this morning, FTN Financial Securities issued a First Call Note regarding Mercantile’s exposure to Midwest Express and to the transportation industry. “That report was issued without benefit of consulting with us with respect to the basic facts. The report is inaccurate and in my view, misleading,” stated Edward J. Kelly, III, Chairman, President and CEO of Mercantile Bankshares Corp. (Nasdaq: MRBK).

Mercantile has no exposure to Midwest Express.

In its fourth quarter 2002 earnings release issued on January 28, 2003, Mercantile reported an increase in the level of “monitored” loans and loans past due 30-89 days at the end of the quarter. We disclosed that the increases in these two categories were largely attributable to two loans made in 1998 to a long-time customer totaling $20,900,000 secured by two commercial aircraft, which were leased to a regional airline. These loans are in no way related to Midwest Express; continue to be performing; and are now current. Both loans will continue to be reported in monitored status because of continuing pressures on the airline industry overall.

Further, we are puzzled by the First Call Note’s reference to other transportation-related problem loans and cannot reconcile the numbers in the First Call Note. But in any event these loans do not relate to airplane or airline credits and we do not anticipate any material adverse change in any other transportation industry exposures we may have.

Cautionary Statement

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release, and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

David E. Borowy

Investor Relations

(410) 347-8361